Exhibit 99.2


ENZON
PHARMACEUTICALS                                            For Immediate Release
================================================================================

PRESS RELEASE

                                       Contact: Susan Mesco
                                                Director, Investor Relations
                                                908-541-8678

                                                Euro RSCG Life NRP
                                                Mark R. Vincent, Media Relations
                                                212-845-4239

           ENZON AND INEX PRESENT PROMISING FOLLOW-UP DATA AT AMERICAN
                 SOCIETY OF CLINICAL ONCOLOGY SHOWING ONCO TCS
                        POTENTIAL IN FIRST-LINE LYMPHOMA

      BRIDGEWATER, NJ - June 7, 2004 - Enzon Pharmaceuticals Inc. ("Enzon";
NASDAQ: ENZN) and Inex Pharmaceuticals Corporation ("INEX"; TSX: IEX) today released follow-up results from a phase II clinical trial that indicate Onco TCS (vincristine sulfate liposomes injection) has potential to be used in combination with other cancer drugs for the first-line treatment of patients with aggressive non-Hodgkin's lymphoma (NHL).

      The follow-up results were reported at the Annual Meeting of the American Society of Clinical Oncology (ASCO) in New Orleans, Louisiana. One-year interim results were released in December 2002 at the American Society of Hematology meeting and provided the initial data analysis. The ASCO results provide data analysis after a longer period of follow-up.

      David Main, President and CEO of INEX, said the follow-up results are very encouraging. "These data support the commercial strategy of seeking marketing approval for Onco TCS as a treatment for relapsed aggressive NHL, as well as our goal to continue to expand its potential in additional indications including first-line aggressive NHL. Importantly, after 22 months, patient survival data continues to support our positive expectations for this product in the first line setting."

      Follow-up results were released from 68 evaluable patients in a phase II open-label clinical trial conducted at The University of Texas M. D. Anderson Cancer Center in Houston,

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ASCO 2004 Joint/ page 2


Texas in which Onco TCS was used as part of a combination regimen in the first-line treatment of aggressive NHL. Sixty-three patients, or 93% of patients, responded to the therapy. Sixty-two patients had their tumors completely eliminated for a complete response rate of 91% and one patient's tumor volume decreased by more than 50% for a partial response rate of 1% and an overall response rate of 93%.

            Of the 68 patients, 37 patients were over the age of 60 years and 91% of these patients were complete responders. In the 31 patients under the age of 60 years, 90% were complete responders and 3% were partial responders. Treatment was well tolerated by both groups with only 6% of patients withdrawing from treatment due to adverse events.

      Investigators also presented positive patient survival data. At a median follow-up of 22 months, median progression-free survival and median overall survival had not yet been reached. Overall survival was 99% (one death) and progression-free survival was 87% (nine relapses). Progression-free survival for the elderly patient group was 86% (five relapses) and 87% for the younger patient group (four relapses).

      In December 2002, INEX reported at the ASH annual meeting that at a median follow-up of 12 months after treatment, progression free survival for the elderly group was 89% (four relapses) and 94% for the younger patient group (two relapses). Therefore, the progression free survival at a median of 22 months presented today at ASCO compares favorably with the previously reported results.

      Arthur Higgins, Enzon's chairman, said, "These results continue to demonstrate the excellent potential for Onco TCS as part of first-line combination therapy for aggressive NHL. The rate and duration of response in the context of the therapy being very well tolerated is especially important for elderly patients. Further, these data are particularly encouraging when reviewed in the context of published studies for CHOP and CHOP plus Rituximab."

      The current standard first-line treatment for the aggressive form of NHL is the CHOP chemotherapy combination, comprising the drugs cyclophosphamide, doxorubicin hydrochloride, Oncovin(R) (vincristine) and prednisone. This phase II trial treated patients with CHOP in which the Oncovin(R) (vincristine) component was substituted with Onco TCS. Patients diagnosed with B-cell lymphoma also received Rituxan(R) (rituximab).

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ASCO 2004 Joint/ page 3


      In addition to the first-line lymphoma study, data were also presented at ASCO on an Onco TCS pharmacokinetics trial in patients with metastatic melanoma. The data presented supports the extended release formulation and longer circulation half-life of Onco TCS compared to vincristine.

About Onco TCS

      Onco TCS is a proprietary drug comprised of the widely used off-patent anticancer drug vincristine encapsulated in INEX's sphingosomal drug delivery technology. This technology provides prolonged blood circulation, tumor accumulation and extended drug release at the cancer site. These characteristics are designed to increase the effectiveness and reduce the side effects of the encapsulated drug.

About Non-Hodgkin's Lymphoma (NHL)

      NHL is the fifth-leading cause of cancer deaths in the United States (19,400 estimated in 2004) and the sixth-leading cause of cancer deaths in Canada (2,900 estimated in 2004), according to estimates of the American Cancer Society and the Canadian Cancer Society. Approximately 53,400 and 6,400 new cases were diagnosed in the U.S. and Canada respectively in 2003.

About INEX

      INEX is a Canadian biopharmaceutical company developing and commercializing proprietary drugs and drug delivery systems to improve the treatment of cancer. Further information about INEX and this press release can be found at www.inexpharm.com.

About Enzon

      Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. Further information about Enzon and this press release can be found at www.enzon.com.

There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans,"

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ASCO 2004 Joint/ page 4


"will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward looking statements. Such factors include the risk that Onco TCS may not receive regulatory approval from the FDA under Subpart H of the Food and Drug Act and the fact that any such approval, if granted, will include post approval commitments, as well as those described in Enzon's Form 10-K and Forms 10-Q on file with the SEC and INEX's publicly filed periodic reports and others, such as, (i) as to Enzon, Enzon's ability to successfully launch and market Onco TCS, Enzon's ability to sustain profitability, and positive cash flow; risks in obtaining and maintaining regulatory approval for indications and expanded indications for Enzon's products; market acceptance of and continuing demand for Enzon's products; timing and results of clinical trials and the impact of competitive products and pricing and (ii) as to INEX, INEX's stage of development, lack of product revenues, additional capital requirements, risks associated with the completion of clinical trials and obtaining regulatory approval to market INEX's products, risks associated with the failure to secure all necessary intellectual property from third parties, the ability to protect its intellectual property and dependence on collaborative partners. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of June 7, 2004, and Enzon and INEX undertake no duty to update this information.